Exhibit 99.1

DiamondRock Hospitality Company Reports Strong Third Quarter 2006 Results and Raises Guidance

BETHESDA, Md., Oct. 22 /PRNewswire-FirstCall/ -- DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) today announced results of operations for its third fiscal quarter, which ended on September 8, 2006, and raised full-year guidance. DiamondRock Hospitality Company is a self-advised real estate investment trust (“REIT”) that is an owner and acquirer of premium hotels in North America.

          Third Quarter 2006 Highlights

*	RevPAR: Same-store revenue per available room (“RevPAR”) increased 14.6 percent over the comparable period in 2005.

*	Hotel Profit Margins: Same-store hotel adjusted earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) margins increased 427 basis points.

*	Adjusted EBITDA: The Company’s Adjusted EBITDA was $29.8 million.

*	Adjusted FFO: The Company reported adjusted funds from operations (“Adjusted FFO”) of $20.6 million and Adjusted FFO per share of $0.29.

*	Dividend: The Company declared a quarterly dividend of $0.18 per share during the third quarter.

*	Definitive Agreement to Acquire Conrad Chicago: The Company signed a definitive, binding agreement to acquire the Conrad Chicago for $117.5 million.

*	Subsequent Successful Equity Raise: The Company raised net proceeds of $97 million in connection with a follow-on equity offering shortly after the end of the third quarter.

William W. McCarten, chairman and chief executive officer, stated, “The results for the third quarter and the revised forecast for the balance of the year exceeded our expectations as our portfolio continued to leverage the strong momentum of the lodging recovery and our asset management initiatives. In fact, half of our portfolio hotels reported double digit RevPAR growth, and margin expansion was excellent. New York, Chicago and Atlanta were particularly strong. Leisure was also a bright spot with outstanding third quarters at Vail and St. Thomas. We are raising our full-year outlook to reflect the strong market. We are optimistic that our portfolio of hotels will continue to perform well in 2007 and should outperform the general market.”

Operating Results

Please see “Certain Definitions” and “Non-GAAP Financial Measures” attached to this press release for an explanation of the terms “EBITDA,” “Adjusted EBITDA,” “Hotel Adjusted EBITDA Margin,” “FFO,” “Adjusted FFO” and “Same Store.” Moreover, the discussions of RevPAR, Adjusted EBITDA and Hotel Adjusted EBITDA Margin assume that the acquired hotels were owned by us for the comparable periods of 2005.

For the third quarter, beginning June 17, 2006 and ended September 8, 2006, the Company reported the following:

*	Revenues of $114.9 million compared to $65.4 million for the comparable period in 2005.

*	Net income of $6.5 million (or $0.09 per diluted share) compared to $2.2 million (or $0.04 per diluted share) for the comparable period in 2005.

*	Adjusted EBITDA was $29.8 million compared to $13.8 million for the comparable period in 2005.

*	Adjusted FFO and Adjusted FFO per share were $20.6 million and $0.29, respectively, compared to $11.3 million and $0.22, respectively, for the comparable period in 2005.

For our entire portfolio of 17 hotels, same-store RevPAR for the third quarter increased 14.6 percent from $103.02 to $118.06 as compared to the same period in 2005, driven by a 12.3 percent increase in the average daily rate and a 1.6 percentage point increase in occupancy (from 74.5 percent to 76.1 percent). Same-store hotel adjusted EBITDA margins for our hotels increased 427 basis points (from 22.95 percent to 27.22 percent) over the same period in the prior year. RevPAR and margin improvements were partially attributable to comparisons with prior periods in which hotels had undergone renovations and experienced disruption.

The financial results in the third quarter were above our prior guidance. This outperformance is primarily attributable to four factors:

*

Higher Than Expected Room Rate. Our RevPAR was above our prior guidance because we were able to aggressively increase daily rate in our core markets.  Our portfolio is heavily weighted towards New York City, Chicago and Atlanta, markets that are experiencing higher than expected transient demand.  As we price our transient rooms daily, we are able to capitalize on this higher demand by significantly increasing our daily rate in these markets.  Most of these rate increases flow directly to the bottom line, thus improving margins and EBITDA above our prior forecast.  To a lesser degree, we expect this trend to continue in the fourth quarter.

*

Less Renovation Disruption.  We experienced less disruption than anticipated from our major renovations at the Los Angeles Airport Marriott, Frenchman’s Reef & Morningstar Marriott Resort, and Orlando Airport Marriott, reflecting both effective asset management and some delays to the fourth quarter.

*

More Higher-Margin Food and Beverage Sales.  Profit margins are higher on group catering than on other types of food and beverage sales at our hotels.  Last year we began working with our hotel managers to increase the mix of groups that utilize hotel catering.  That strategy was more successful than we originally forecast in the third quarter.

*

Better Performance at Oak Brook Hills Marriott. Following the weak conversion of the Oak Brook Hills Marriott Resort, improving the financial performance at the hotel has been a high priority.  Hotel and asset management initiatives improved transient demand, and the hotel outperformed its third quarter EBITDA forecast by $0.4 million or 18%. While the hotel continues to present operational challenges and will be significantly below original budget, we are encouraged by these results.

          Year-to-date, the Company reported the following:

*	Revenues of $323.0 million compared to $125.3 million for the comparable period in 2005.

*	Net income of $24.7 million (or $0.38 per diluted share) compared to a net loss of $8.9 million (or $0.27 per diluted share) for the comparable period in 2005.

*	Adjusted EBITDA of $89.1 million compared to $25.3 million for the comparable period in 2005.

*	Adjusted FFO and Adjusted FFO per share were $62.9 million and $0.99, respectively, compared to $15.8 million and $0.47, respectively, for the comparable period in 2005.

Same-store RevPAR for the year-to-date through the end of the third quarter increased 12.2 percent from $108.03 to $121.20 as compared to the same period in 2005, driven by a 10.8 percent increase in the average daily rate and a 0.9 percentage point increase in occupancy (from 74.5 percent to 75.4 percent). Year-to-date, same-store hotel adjusted EBITDA margins for our hotels increased 299 basis points (from 26.13 percent to 29.12 percent) over the same period in the prior year. RevPAR and margin improvements were partially attributable to comparisons with prior periods in which hotels had undergone renovations and experienced disruption.

DiamondRock is entitled to contractual yield support from its hotel operators under certain management agreements, most significantly at the Oak Brook Hills Marriott and the Orlando Airport Marriott. The Company received $0.8 million of yield support in the third quarter, contributing 67 basis points to our third quarter Hotel Adjusted EBITDA margins, and an aggregate of $2.4 million of yield support year-to-date, contributing 75 basis points to our year-to-date Hotel Adjusted EBITDA margins.

Balance Sheet

As of the end of the third quarter, the Company had total assets of approximately $1.5 billion. Cash and cash equivalents were $120 million, including $27 million of restricted cash.

As of the end of the third quarter, the Company had total debt of approximately $665 million, comprised entirely of fixed-rate, property specific mortgages with a weighted average interest rate of 5.7 percent and a weighted average maturity of 9 years. Seven of the Company’s 17 hotels are unencumbered by mortgage debt.

Additionally, the Company’s liquidity is enhanced by a $75 million secured line of credit, which was completely undrawn as of the end of the third quarter. With lender consent, the line of credit may be increased to $250 million.

As of the end of the third quarter, the Company continued to own 100% of its properties directly and has issued no operating partnership units or preferred stock.

Outlook

The Company is providing updated guidance, but does not undertake to update it for any developments in our business. Achievement of the anticipated results is subject to the risks disclosed in our filings with the Securities and Exchange Commission.

The guidance below includes the estimated disruption impact of significant renovations planned for our hotels during 2006 and the completion of the Conrad Chicago acquisition in mid-November. Furthermore, the RevPAR and Hotel Adjusted EBITDA margin guidance are presented on a pro forma basis as they assume that we owned all of our hotels for the comparable prior year periods. However, no other part of our guidance includes the results from any hotel that we acquired in 2006 for the period prior to our ownership in 2006 (or the comparable reporting period of 2005).

For the fourth quarter of 2006, we expect:

*	RevPAR to increase 10 to 11 percent.

*	Hotel Adjusted EBITDA Margins to increase 280 to 320 basis points.

*	Adjusted EBITDA of $41 million to $42 million.

*	Adjusted FFO of $27.5 million to $28.5 million.

*	Adjusted FFO per share of $0.36 to $0.37 based on 76.2 million diluted weighted average shares.

For the full year 2006, we expect:

*	RevPAR to increase 10.5 to 11.5 percent.

*	Hotel Adjusted EBITDA Margins to increase 280 to 300 basis points.

*	Adjusted EBITDA of $130 million to $131 million.

*	Adjusted FFO of $90.5 million to $91.5 million.

*	Adjusted FFO per share of $1.33 to $1.35, based on 67.9 million diluted weighted average shares.

          Comparison with Prior 2006 Guidance

The following is a chart showing our current guidance for the period that we own our hotels in 2006 with a comparison to prior guidance:

	Prior Guidance	Revised Guidance

RevPAR Growth	9% to 11%	10.5% to 11.5%
Hotel Adjusted EBITDA
Margins	180 to 220 basis points	280 to 300 basis points
Adjusted EBITDA	$124.0 to $126.0 million	$130 to $131 million
Adjusted FFO	$84 to $86 million	$90.5 to $91.5 million
Adjusted FFO/Share	$1.27 to $1.30 per share	$1.33 to $1.35 per share

          Dividend for Third Quarter 2006

On September 19, 2006, a cash dividend of $0.18 per share was paid to shareholders of record as of September 8, 2006.

Major Capital Expenditures

We have and continue to make significant capital investments in our hotels. From January 1, 2006, through the end of the third quarter, we have spent $40.6 million on capital projects. The following are the projects that we have substantially completed through the end of the third quarter:

*	Bethesda Marriott Suites: We completed all of the planned guestsuites renovations in the first quarter of 2006.

*	Courtyard Manhattan Fifth Avenue: We completed the guestroom and corridor renovation during 2005. The renovation of the lobby and other public spaces was completed in the second quarter of 2006.

*	Courtyard Manhattan Midtown East: During the first quarter, we completed the renovation of guestrooms, lobby, restaurant and meeting space.

          The major capital projects still to be completed are as follows:

*

Frenchman’s Reef & Morning Star Marriott Beach Resort:  In 2005, we completed the replacement of case goods in a portion of the guestrooms.  We are undertaking several significant projects at the hotel during the fourth quarter of 2006, including additional replacement of case goods in select rooms and the renovation of guestrooms, restaurants, and certain meeting space.

*

Los Angeles Airport Marriott:  In 2005, we completed a renovation of the ballroom, conversion of a food outlet to a junior ballroom and renovation of the bar.  Additionally, we are currently completing a comprehensive room renovation, which we have accelerated from 2007 to 2006.  The project consists of the renovation of the guestrooms and bathrooms and is being funded, in part, by a $1.5 million non- recoverable contribution from Marriott International. The renovation is scheduled to be completed by the end of 2006.

*

Oak Brook Hills Marriott Resort: We have begun a significant renovation in the fourth quarter of 2006 and will complete the work in early 2007. The renovation includes the guestrooms and bathrooms, the main ballroom and meeting rooms and the lobby.

*

Orlando Airport Marriott:  We began a significant renovation in the third quarter of 2006. The renovation includes the guestrooms and  bathrooms, the meeting rooms and the lobby.  The renovation is scheduled to be completed by the end of the year.

*

Torrance Marriott: We are currently completing the renovation of the Torrance Marriott.  The initial phase of the project consisted of the renovation of the guestroom soft goods and bathrooms and the renovation of the main ballroom and meeting rooms, which were completed in January 2006. During the third quarter of 2006, we began renovations that include the lobby and the conversion of a food and beverage outlet to meeting space.

*	Vail Marriott: We are currently designing a major renovation of the ballrooms.

          Earnings Call

We will host a conference call to discuss third quarter results and our 2006 guidance on Monday, October 23, 2006, at 2:00pm Eastern Time (ET). To participate in the live call, investors are invited to dial 1-800-591-6945 (for domestic callers) or 617-614-4911 (for international callers). The participant passcode is 52537336. A live webcast of the call will be available via the investor relations section of DiamondRock Hospitality Company’s website at http://www.drhc.com. A replay of the webcast will also be archived on the website for 30 days.

About the Company

DiamondRock Hospitality Company is a self-advised REIT that is an owner and acquirer of premium hotel properties. We own 17 hotels that are comprised of 7,683 rooms. Upon the completion of the acquisition of the Conrad Chicago, we will own 18 hotels comprised of 7,994 rooms. We have a strategic acquisition sourcing relationship with Marriott International. For further information, please visit our website at http://www.drhc.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward- looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the potential for additional terrorist attacks, that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; relationships with property managers; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to complete planned renovation on budget; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; our ability to complete acquisitions; our ability to raise equity capital; the performance of acquired properties after they are acquired; necessary capital expenditures on the acquired properties; and our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described from time to time in our filings with the Securities and Exchange Commission. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Reporting Periods for Statement of Operations

The results we report in our consolidated statements of operations are based on results of our hotels reported to us by our hotel managers. Our hotel managers use different reporting periods. Marriott International, the manager of the majority of our hotel properties, uses a fiscal year ending on the Friday closest to December 31 and reports twelve weeks of operations for the first three quarters and sixteen or seventeen weeks for the fourth quarter of the year for its domestic managed hotels. In contrast, Marriott International for its non-domestic hotels (including Frenchman’s Reef), Noble Management Group, LLC, our manager of the Westin Atlanta North hotel, and Vail Resorts, our manager of the Vail Marriott, report results on a monthly basis. Additionally, the Company, as a REIT, is required by tax law to report results on a calendar year. As a result, the Company has adopted the reporting periods used by Marriott International for its domestic hotels, except that the fiscal year always ends on December 31 to comply with REIT rules. The first three fiscal quarters end on the same day as Marriott International’s fiscal quarters but our fourth quarter ends on December 31 and our full year results, as reported in our statement of operations, always include the same number of days as the calendar year.

Two consequences of the reporting cycle we have adopted are: (1) quarterly start dates will usually differ between years, except for the first quarter which always commences on January 1, and (2) our first and fourth quarters of operations and year-to-date operations may not include the same number of days as reflected in prior years.

While the reporting calendar we adopted is more closely aligned with the reporting calendar used by the manager of a majority of our properties, one final consequence of our calendar is we are unable to report any results for Frenchman’s Reef, Westin Atlanta North or for the Vail Marriott for the month of operations that ends after our fiscal quarter-end because neither Vail Resorts, Noble Management Group, LLC (the manager of the Westin Atlanta North hotel) nor Marriott International make mid-month results available to us. As a result, our quarterly results of operations include results from Frenchman’s Reef, Westin Atlanta North and the Vail Marriott as follows: first quarter (January and February), second quarter (March to May), third quarter (June to August) and fourth quarter (September to December). While this does not affect full-year results, it does affect the reporting of quarterly results.

Yield Support

In connection with entering into certain management agreements with Marriott, Marriott provided the Company with limited operating cash flow guarantees (“yield support”) for those hotels. The yield support is designed to protect us from the disruption often associated with changing the hotel’s brand or manager or undergoing significant renovations. Across our portfolio, we are entitled to up to $2.5 million of yield support through December 31, 2007 for the Oak Brook Hills Marriott, $1.0 million of yield support through December 31, 2006 at the Orlando Airport Marriott and $0.1 million in each of 2006 and 2007 for the Buckhead SpringHill Suites. We currently anticipate that we will recognize $3.2 million of the $3.6 million of yield support available for the three hotels in 2006.

Ground Leases

Three of our hotels are subject to ground leases: Bethesda Marriott Suites, Courtyard Manhattan Fifth Avenue, and Salt Lake City Downtown Marriott. In addition, part of a parking structure at a fourth hotel and two golf courses at two additional hotels are also subject to ground leases. In accordance with GAAP, the Company records rent expense on a straight-line basis for ground leases that provide minimal rental payments that increase in pre-established amounts over the remaining term of the ground lease. For the third quarter 2006, contractual cash rent payable on the ground leases totaled $0.4 million and the Company recorded approximately $2.1 million in ground rent expense. The non-cash portion of ground rent expense recorded for the third fiscal quarter was $1.7 million.

DIAMONDROCK HOSPITALITY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 8, 2006	December 31, 2005

	(Unaudited)
ASSETS
Property and equipment, at cost	$1,381,733,408	$899,309,856
Less: accumulated depreciation	(56,830,201)	(28,747,457)
	1,324,903,207	870,562,399
Deferred financing costs, net	3,450,127	2,846,661
Restricted cash	27,070,515	23,109,153
Due from hotel managers	42,828,456	38,964,986
Favorable lease asset, net	10,226,673	10,601,577
Prepaid and other assets	20,608,389	10,495,765
Cash and cash equivalents	93,082,205	9,431,741
Total assets	$1,522,169,572	$966,012,282
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Debt, at face amount	$662,148,395	$428,394,735
Debt premium	2,670,227	2,782,322
Total debt	664,818,622	431,177,057
Deferred income related to key money	11,604,401	10,311,322
Unfavorable contract liabilities, net	88,371,703	5,384,431
Due to hotel managers	22,888,703	22,790,896
Dividends declared and unpaid	12,835,514	8,896,101
Accounts payable and accrued expenses	31,437,386	24,064,047
Total other liabilities	167,137,707	71,446,797
Shareholders’ Equity:
Preferred stock, $.01 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value; 100,000,000 shares authorized; 70,441,632 and 50,819,864 shares issued and outstanding at September 8, 2006 and December 31, 2005, respectively	704,416	508,199
Additional paid-in capital	728,867,133	491,951,223
Accumulated deficit	(39,358,306)	(29,070,994)
Total shareholders’ equity	690,213,243	463,388,428
Total liabilities and shareholders’ equity	$1,522,169,572	$966,012,282

DIAMONDROCK HOSPITALITY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Quarter Ended September 8, 2006	Fiscal Quarter Ended September 9, 2005	Period from January 1, 2006 to September 8, 2006	Period from January 1, 2005 to September 9, 2005

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Rooms	$76,804,975	$43,007,699	$212,593,189	$85,509,567
Food and beverage	31,319,744	17,607,225	92,065,252	31,812,477
Other	6,774,121	4,792,077	18,329,885	7,949,454
Total revenues	114,898,840	65,407,001	322,988,326	125,271,498
Operating Expenses:
Rooms	18,323,795	10,853,919	49,292,789	21,439,976
Food and beverage	21,831,929	13,658,368	62,141,105	24,420,522
Management fees	4,427,423	2,171,128	12,124,268	4,280,139
Other hotel expenses	40,300,608	24,887,133	109,273,487	49,247,846
Depreciation and amortization	12,796,842	7,369,396	33,922,175	16,072,526
Corporate expenses	2,812,119	2,452,887	8,025,371	10,399,626
Total operating expenses	100,492,716	61,392,831	274,779,195	125,860,635
Operating profit (loss)	14,406,124	4,014,170	48,209,131	(589,137)
Other Expenses (Income):
Interest income	(1,295,971)	(654,201)	(2,686,501)	(1,215,028)
Interest expense	9,057,682	4,156,249	24,189,649	10,640,988
Total other expenses	7,761,711	3,502,048	21,503,148	9,425,960
Income (loss) before income taxes	6,644,413	512,122	26,705,983	(10,015,097)
Income tax (expense) benefit	(173,616)	1,684,346	(1,972,492)	1,125,499
Net income (loss)	$6,470,797	$2,196,468	$24,733,491	$(8,889,598)
Earnings (loss) per share:
Basic and diluted	$0.09	$0.04	$0.38	$(0.27)

DIAMONDROCK HOSPITALITY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Period from January 1, 2006 to September 8, 2006	Period from January 1, 2005 to September 9, 2005

	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$24,733,491	$(8,889,598)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Real estate depreciation	33,922,175	16,072,526
Corporate asset depreciation as corporate expenses	107,821	75,166
Non-cash straight line ground rent	5,113,378	4,839,677
Non-cash financing costs as interest	668,617	1,100,820
Market value adjustment to interest rate caps	16,070	(11,402)
Amortization of debt premium and unfavorable contract liabilities	(937,639)	(139,234)
Amortization of deferred income	(206,921)	(106,867)
Stock-based compensation	2,020,301	5,582,077
Deferred income tax benefit	(1,103,252)	(1,125,499)
Changes in assets and liabilities:
Prepaid expenses and other assets	974,559	1,012,604
Restricted cash	966,864	(3,400,377)
Due to/from hotel managers	(3,765,664)	(11,837,240)
Accounts payable and accrued expenses	385,389	4,069,073
Net cash provided by operating activities	62,895,189	7,241,726
Cash flows from investing activities:
Hotel acquisitions	(145,566,189)	(530,905,343)
Hotel capital expenditures	(38,959,105)	(9,646,244)
Receipt of deferred key money	1,500,000	4,000,000
Change in restricted cash	(2,711,445)	(14,340,275)
Purchase deposits	(10,000,000)	—
Net cash used in investing activities	(195,736,739)	(550,891,862)
Cash flows from financing activities:
Proceeds from mortgage debt	271,000,000	246,500,000
Repayments of debt	(325,500,000)	(56,948,685)
Draws on senior secured credit facility	24,000,000	5,000,000
Proceeds from short-term loan	79 ,500,000	—
Repayments of senior secured credit facility	(33,000,000)	—
Scheduled mortgage debt principal payments	(2,246,340)	(2,146,538)
Payment of financing costs	(1,272,083)	(2,682,201)
Proceeds from sale of common stock	239,229,900	291,799,785
Payment of costs related to sale of common stock	(1,204,206)	(3,206,639)
Payment of taxes on vested shares	(3,078,302)	—
Payment of dividends	(30,936,955)	(1,680,656)
Net cash provided by financing activities	216,492,014	476,635,066
Net increase (decrease) in cash and cash equivalents	$83,650,464	$(67,015,070)
Cash and cash equivalents, beginning of period	9,431,741	76,983,107
Cash and cash equivalents, end of period	$93,082,205	$9,968,037
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$21,442,775	$9,283,715
Cash paid for income taxes	$926,060	$1,114,363
Capitalized interest	$381,191	$107,111
Non Cash Investing and Financing Activities:
Assumption of mortgage debt	$220,000,000	$—
Repayments of mortgage debt with restricted cash	$—	$7,051,315

     Non-GAAP Financial Measures

We use the following four non-GAAP financial measures that we believe are useful to investors as key measures of our operating performance: (1) EBITDA (2) Adjusted EBITDA, (3) FFO and (4) Adjusted FFO.

EBITDA represents net income (loss) excluding: (1) interest expense; (2) provision for income taxes, including income taxes applicable to sale of assets; and (3) depreciation and amortization. We believe EBITDA is useful to an investor in evaluating our operating performance because it helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. We also use EBITDA as one measure in determining the value of hotel acquisitions and dispositions.

	Historical

	Fiscal Quarter Ended September 8, 2006	Fiscal Quarter Ended September 9, 2005

Net income	$6,470,797	$2,196,468
Interest expense	9,057,682	4,156,249
Income tax expense (benefit)	173,616	(1,684,346)
Depreciation and amortization	12,796,842	7,369,396
EBITDA	$28,498,937	$12,037,767

	Historical

	Period from January 1, 2006 to September 8, 2006	Period from January 1, 2005 to September 9, 2005

Net income (loss)	$24,733,491	$(8,889,598)
Interest expense	24,189,649	10,640,988
Income tax expense (benefit)	1,972,492	(1,125,499)
Depreciation and amortization	33,922,175	16,072,526
EBITDA	$84,817,807	$16,698,417

	Forecast Fourth Quarter 2006

	Low End	High End

Net income	$7,700,000	$8,700,000
Interest expense	12,100,000	12,100,000
Income tax expense	1,400,000	1,400,000
Depreciation and amortization	18,000,000	18,000,000
EBITDA	$39,200,000	$40,200,000

	Forecast Full Year 2006

	Low End	High End

Net income	$32,400,000	$33,400,000
Interest expense	36,200,000	36,200,000
Income tax expense	3,300,000	3,300,000
Depreciation and amortization	52,000,000	52,000,000
EBITDA	$123,900,000	$124,900,000

Management also evaluates our performance by reviewing Adjusted EBITDA because the Company believes that the exclusion of certain additional recurring and non-recurring items described below provides useful supplemental information regarding our ongoing operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to a complete understanding of our operating performance. We adjust EBITDA for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDA:

*	Non-Cash Ground Rent: We exclude the non-cash expense incurred from straight lining the rent from our ground lease obligations and the non-cash amortization of our favorable lease asset.

*

The impact of the non-cash amortization of the unfavorable contract liabilities recorded in conjunction with our acquisitions of the Bethesda Marriott Suites and the Chicago Marriott Downtown.  The amortization of the unfavorable contract liabilities does not reflect the underlying performance of the Company.

*

Cumulative effect of a change in accounting principle: Infrequently, the Financial Accounting Standards Board (FASB) promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle.  We exclude these one-time adjustments because they do not reflect our actual performance for that period.

*

Impairment Losses: We exclude the effect of impairment losses recorded because we believe that including them in EBITDA is not consistent with reflecting the ongoing performance of our remaining assets.  In addition, we believe that impairment charges are similar to gains (losses) on dispositions and depreciation expense, both of which are also excluded from EBITDA.

	Historical

	Fiscal Quarter Ended September 8, 2006	Fiscal Quarter Ended September 9, 2005

EBITDA	$28,498,937	$12,037,767
Non-cash ground rent	1,701,010	1,730,168
Non-cash amortization of unfavorable contract liabilities	(396,825)	—
Adjusted EBITDA	$29,803,122	$13,767,935

	Historical

	Period from January 1, 2006 to September 8, 2006	Period from January 1, 2005 to September 9, 2005

EBITDA	$84,817,807	$16,698,417
Non-cash ground rent	5,113,382	4,910,278
Initial public offering stock grants	—	3,736,250
Non-cash amortization of unfavorable contract liabilities	(825,543)	—
Adjusted EBITDA	$89,105,646	$25,344,945

	Forecast Fourth Quarter 2006

	Low End	High End

EBITDA	$39,200,000	$40,200,000
Non-cash ground rent	2,300,000	2,300,000
Non-cash amortization of unfavorable contract liabilities	(500,000)	(500,000)
Adjusted EBITDA	$41,000,000	$42,000,000

	Forecast Full Year 2006

	Low End	High End

EBITDA	$123,900,000	$124,900,000
Non-cash ground rent	7,500,000	7,500,000
Non-cash amortization of unfavorable contract liabilities	(1,400,000)	(1,400,000)
Adjusted EBITDA	$130,000,000	$131,000,000

We compute FFO in accordance with standards established by NAREIT, which defines FFO as net income (loss) (determined in accordance with GAAP), excluding gains (losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures (which are calculated to reflect FFO on the same basis). We believe that the presentation of FFO provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified non-cash items, such as real estate depreciation and amortization and gain or loss on sale of assets. We also use FFO as one measure in determining our results after taking into account the impact of our capital structure.

	Historical

	Fiscal Quarter Ended September 8, 2006	Fiscal Quarter Ended September 9, 2005

Net income	$6,470,797	$2,196,468
Real estate related depreciation and amortization	12,796,842	7,369,396
FFO	$19,267,639	$9,565,864
FFO per Share (Basic and Diluted)	$0.27	$0.19

	Historical

	Period from January 1, 2006 to September 8, 2006	Period from January 1, 2005 to September 9, 2005

Net income (loss)	$24,733,491	$(8,889,598)
Real estate related depreciation and amortization	33,922,175	16,072,526
FFO	$58,655,666	$7,182,928
FFO per Share (Basic and Diluted)	$0.91	$0.21

	Forecast Fourth Quarter 2006

	Low End	High End

Net income	$7,700,000	$8,700,000
Real estate related depreciation and amortization	18,000,000	18,000,000
FFO	$25,700,000	$26,700,000

	Forecast Full Year 2006

	Low End	High End

Net income	$32,400,000	$33,400,000
Real estate related depreciation and amortization	52,000,000	52,000,000
FFO	$84,400,000	$85,400,000

Management also evaluates our performance by reviewing Adjusted FFO because the Company believes that the exclusion of certain additional recurring and non-recurring items described below provides useful supplemental information regarding our ongoing operating performance and that the presentation of Adjusted FFO, when combined with the primary GAAP presentation of net income, is beneficial to a complete understanding of our operating performance. We adjust FFO for the following items, which may occur in any period, and refer to this measure as Adjusted FFO:

*	Non-Cash Ground Rent: We exclude the non-cash expense incurred from straight lining the rent from our ground lease obligations and the non- cash amortization of our favorable lease asset.

*

The impact of the non-cash amortization of the unfavorable contract liabilities recorded in conjunction with our acquisitions of the Bethesda Marriott Suites and the Chicago Marriott Downtown.  The amortization of the unfavorable contract liabilities does not reflect the underlying performance of the Company.

*

Cumulative effect of a change in accounting principle: Infrequently, the Financial Accounting Standards Board (FASB) promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle.  We exclude these one-time adjustments because they do not reflect our actual performance for that period.

*

Impairment Losses: We exclude the effect of impairment losses recorded because we believe that including them in EBITDA is not consistent with reflecting the ongoing performance of our remaining assets.  In addition, we believe that impairment charges are similar to gains (losses) on dispositions and depreciation expense, both of which are also excluded from EBITDA.

	Historical

	Fiscal Quarter Ended September 8, 2006	Fiscal Quarter Ended September 9, 2005

FFO	$19,267,639	$9,565,864
Non-cash ground rent	1,701,010	1,730,168
Non-cash amortization of unfavorable contract liabilities	(396,825)	—
Adjusted FFO	$20,571,824	$11,296,032
Adjusted FFO per Share (Basic and Diluted)	$0.29	$0.22

	Historical

	Period from January 1, 2006 to September 8, 2006	Period from January 1, 2005 to September 9, 2005

FFO	$58,655,666	$7,182,928
Non-cash ground rent	5,113,382	4,910,278
Initial public offering stock grants	—	3,736,250
Non-cash amortization of unfavorable contract liabilities	(825,543)	—
Adjusted FFO	$62,943,505	$15,829,456
Adjusted FFO per Share (Basic and Diluted)	$0.99	$0.47

	Forecast Fourth Quarter 2006

	Low End	High End

FFO	$25,700,000	$26,700,000
Non-cash ground rent	2,300,000	2,300,000
Non-cash amortization of unfavorable contract liabilities	(500,000)	(500,000)
Adjusted FFO	$27,500,000	$28,500,000

	Forecast Full Year 2006

	Low End	High End

FFO	$84,400,000	$85,400,000
Non-cash ground rent	7,500,000	7,500,000
Non-cash amortization of unfavorable contract liabilities	(1,400,000)	(1,400,000)
Adjusted FFO	$90,500,000	$91,500,000

          Certain Definitions

In this release, when we discuss our hotels on a “Same Store” basis, we are discussing all of our hotels except the newly built SpringHill Suites Atlanta Buckhead, which we exclude for all periods prior to its opening in July of 2005 and the comparable period in 2006.

In this release, when we discuss “Hotel Adjusted EBITDA,” we exclude from Hotel EBITDA the non-cash expense incurred by the hotels due to the straight lining of the rent from our ground lease obligations, the non-cash amortization of our favorable lease asset, and the non-cash amortization of the unfavorable contract liabilities recorded in conjunction with the acquisitions of the Bethesda Marriott Suites and the Chicago Marriott Downtown. Hotel EBITDA represents hotel net income (loss) excluding: (1) interest expense; (2) income taxes; and (3) depreciation and amortization. Hotel Adjusted EBITDA margins are calculated as Hotel Adjusted EBITDA divided by total hotel revenues.

Market Capitalization as of September 8, 2006

Enterprise Value	September 8, 2006

Common equity capitalization (at 9/8/06 closing price of $16.40/share)	$1,169,457,940
Consolidated debt (excluding debt premium)	662,148,395
Cash and cash equivalents	(93,082,205)
Total enterprise value	$1,738,524,130
Dividend Per Share
Common dividend declared (holders of record on September 8, 2006)	$0.18
Share Reconciliation
Common shares outstanding, held by third parties	65,536,790
Common shares outstanding, held by Marriott International	4,428,571
Common shares outstanding, held by corporate officers and directors	476,271
Subtotal	70,441,632
Unvested restricted stock held by management and employees	461,527
Share grants under deferred compensation plan held by corporate officers	405,252
Combined shares outstanding	71,308,411

Debt Summary at September 8, 2006
(dollars in thousands)

Property	Interest Rate	Term	Outstanding Principal	Maturity

Courtyard Manhattan / Midtown East	5.195%	Fixed	$43,524	December 2009
Salt Lake City Marriott Downtown	5.500%	Fixed	37,269	December 2014
Courtyard Manhattan / Fifth Avenue	6.48%	Fixed	51,000	May 2016
Marriott Griffin Gate Resort	5.110%	Fixed	29,969	January 2010
Bethesda Marriott Suites	7.690%	Fixed	18,886	February 2023
Los Angeles Airport Marriott	5.300%	Fixed	82,600	June 2015
Marriott Frenchman’s Reef	5.440%	Fixed	62,500	July 2015
Renaissance Worthington	5.400%	Fixed	57,400	June 2015
Orlando Airport Marriott	5.680%	Fixed	59,000	December 2015
Chicago Marriott Downtown	5.98%	Fixed	220,000	April 2016

Total Debt (excluding Debt Premium) $662,148

Portfolio Composition and Projected Total Investment

Property	Location	Number of Rooms	2005 Investment (1)	2006 Hotel Acquisitions

Atlanta Alpharetta Marriott	Atlanta, GA	318	$38,833,000	$—
Atlanta North at Perimeter Westin	Atlanta, GA	369		62,614,000
Bethesda Marriott Suites	Bethesda, MD	272	42,185,000
Chicago Marriott Downtown	Chicago, IL	1,192		308,200,000
Conrad Chicago	Chicago, IL	311		119,000,000
Courtyard Manhattan / Fifth Avenue	New York, NY	185	41,832,000
Courtyard Manhattan / Midtown East	New York, NY	312	75,382,000
Frenchman’s Reef & Morning Star Marriott Beach Resort	St. Thomas, USVI	504	76,106,000
Los Angeles Airport Marriott	Los Angeles, CA	1,004	114,681,000
Marriott Griffin Gate Resort	Lexington, KY	408	49,779,000
Oak Brook Hills Marriott Resort	Oak Brook, IL	384	66,165,000
Orlando Airport Marriott	Orlando, FL	486	71,154,000
Renaissance Worthington	Fort Worth, TX	504	80,811,000
Salt Lake City Marriott Downtown	Salt Lake City, UT	510	51,123,000
SpringHill Suites Atlanta Buckhead	Atlanta, GA	220	34,341,000
The Lodge at Sonoma, a Renaissance Resort and Spa	Sonoma, CA	182	32,430,000
Torrance Marriott	Los Angeles
	County, CA	487	67,421,000
Vail Marriott Mountain Resort and Spa	Vail, CO	346	65,259,000
Total		7,994	$907,502,000	$489,814,000

Property	2006 Forecasted Capital Expenditures (2)	Y/E 2006 Total Projected Investment (3)	Projected Investment Per Room

Atlanta Alpharetta Marriott	$229,242	$39,062,242	$122,837
Atlanta North at Perimeter Westin	294,767	62,908,767	170,484
Bethesda Marriott Suites	5,484,134	47,669,134	175,254
Chicago Marriott Downtown	2,037,954	310,237,954	260,267
Conrad Chicago	0	119,000,000	382,637
Courtyard Manhattan / Fifth Avenue	3,174,653	45,006,653	243,279
Courtyard Manhattan / Midtown East	3,178,762	78,560,762	251,797
Frenchman’s Reef & Morning Star Marriott Beach Resort	9,424,335	85,530,335	169,703
Los Angeles Airport Marriott	15,757,209	130,438,209	129,919
Marriott Griffin Gate Resort	1,861,039	51,640,039	126,569
Oak Brook Hills Marriott Resort	10,964,931	77,129,931	200,859
Orlando Airport Marriott	9,399,686	80,553,686	165,748
Renaissance Worthington	2,346,840	83,157,840	164,996
Salt Lake City Marriott Downtown	3,597,804	54,720,804	107,296
SpringHill Suites Atlanta Buckhead	41,083	34,382,083	156,282
The Lodge at Sonoma, a Renaissance Resort and Spa	514,559	32,944,559	181,014
Torrance Marriott	6,187,031	73,608,031	151,146
Vail Marriott Mountain Resort and Spa	3,683,050	68,942,050	199,254
Total	$78,177,079	$1,475,493,079	$184,575

(1)	As of December 31, 2005.

(2)

2006 Forecasted Capital Expenditures represents capital expenditures regardless of whether they will be paid for through an escrow account or owner funding and excludes capital expenditures of $5.2 million that are projected to shift to 2007.

(3)	Total projected investments for each hotel property is the gross book value of the hotel as of December 31, 2005 plus budgeted 2006 capital improvements.

Pro Forma Operating Statistics (1)

	3Q 2006	ADR 3Q 2005	B/(W)	Occupancy 3Q 2006	3Q 2005	B/(W) % pts.

Atlanta Alpharetta	$139.41	$132.22	5.4%	64.6%	57.8%	6.8%
Westin Atlanta North (2)	$142.89	$131.88	8.4%	67.4%	59.7%	7.6%
Bethesda Marriott Suites	$162.87	$142.70	14.1%	76.3%	86.0%	(9.8)%
Buckhead SpringHill Suites	$108.28	$95.24	13.7%	68.6%	40.3%	28.3%
Chicago Marriott	$196.89	$177.15	11.1%	88.6%	80.1%	8.5%
Courtyard Fifth Avenue	$236.93	$188.16	25.9%	90.9%	55.1%	35.7%
Courtyard Midtown East	$236.15	$211.05	11.9%	88.4%	88.2%	0.2%
Frenchman’s Reef (2)	$172.72	$161.18	7.2%	83.5%	81.6%	1.9%
Griffin Gate Marriott	$124.79	$117.05	6.6%	69.7%	70.7%	(1.0)%
Los Angeles Airport	$110.79	$97.49	13.6%	73.9%	82.9%	(9.0)%
Oak Brook Hills (3)	$134.07	$119.64	12.1%	69.1%	60.6%	8.5%
Orlando Airport Marriott (3)	$96.43	$96.51	(0.1)%	66.6%	69.9%	(3.3)%
Salt Lake City Marriott	$132.30	$116.72	13.4%	68.9%	76.4%	(7.5)%
Sonoma Renaissance	$247.50	$227.38	8.8%	80.1%	81.6%	(1.5)%
Torrance Marriott	$112.05	$100.97	11.0%	85.1%	86.1%	(1.1)%
Vail Marriott (2)	$156.47	$141.08	10.9%	64.8%	58.8%	6.0%
Renaissance Worthington	$155.13	$141.70	9.5%	72.0%	74.2%	(2.3)%

	3Q 2006	RevPAR 3Q 2005	B/(W)	Hotel Adjusted EBITDA Margin

				3Q 2006	3Q 2005	B/(W)

Atlanta Alpharetta	$90.06	$76.44	17.8%	30.1%	26.9%	3.18%
Westin Atlanta North (2)	$96.30	$78.79	22.2%	30.4%	22.7%	7.64%
Bethesda Marriott Suites	$124.21	$122.77	1.2%	26.7%	27.0%	(0.35)%
Buckhead SpringHill Suites	$74.26	$38.34	93.7%	29.8%	32.6%	(2.74)%
Chicago Marriott	$174.52	$141.95	22.9%	32.7%	26.0%	6.63%
Courtyard Fifth Avenue	$215.30	$103.77	107.5%	35.5%	(2.3)%	37.80%
Courtyard Midtown East	$208.79	$186.25	12.1%	38.5%	34.9%	3.59%
Frenchman’s Reef (2)	$144.25	$131.50	9.7%	16.3%	16.1%	0.16%
Griffin Gate Marriott	$87.02	$82.76	5.1%	25.1%	23.7%	1.38%
Los Angeles Airport	$81.89	$80.86	1.3%	20.2%	25.2%	(4.99)%
Oak Brook Hills (3)	$92.70	$72.51	27.8%	37.0%	24.9%	12.16%
Orlando Airport Marriott	$64.19	$67.44	(4.8)%	19.5%	15.6%	3.93%
Salt Lake City Marriott	$91.14	$89.12	2.3%	24.9%	29.7%	(4.78)%
Sonoma Renaissance	$198.29	$185.62	6.8%	31.4%	26.1%	5.29%
Torrance Marriott	$95.32	$86.96	9.6%	25.7%	25.9%	(0.23)%
Vail Marriott (2)	$101.35	$82.97	22.2%	21.4%	10.5%	10.90%
Renaissance Worthington	$111.61	$105.20	6.1%	21.2%	14.0%	7.22%

(1)	In some cases, DiamondRock was not the owner of the hotel during all or part of the respective quarter. Data provided is based on the best currently available data.

(2)	The hotel reports results on a monthly basis. The figures presented are based on the Company’s reporting calendar for the third quarter and include the months of June, July and August.

(3)	During 2005, the property was operated on a monthly financial reporting basis. Therefore, the figures presented for 2005 reflect a calendar quarter of July 1, 2005 - September 30, 2005.

Hotel Adjusted EBITDA Reconciliation (1) (2)

			3rd Quarter 2006

	Total Revenues	Net Income/ (Loss)	Plus:	Plus:	Plus:	Equals:
			Depreciation	Interest Expense	Non-Cash Adjustments (2)	Hotel Adjusted EBITDA

Atlanta Alpharetta	$3,527	$729	$331	$—	$—	$1,061
Westin Atlanta North (3)	$4,767	$890	$556	$—	$—	$1,447
Bethesda Marriott Suites	$3,660	$(1,549)	$664	$355	$1,506	$976
Buckhead SpringHill Suites	$1,529	$187	$269	$—	$—	$456
Chicago Marriott	$24,426	$2,804	$2,344	$3,195	$(365)	$7,979
Courtyard Fifth Avenue	$3,386	$(58)	$407	$781	$72	$1,202
Courtyard Midtown East	$5,690	$1,161	$491	$536	$—	$2,188
Frenchman’s Reef (3)	$10,940	$(126)	$1,104	$800	$—	$1,778
Griffin Gate Marriott	$5,775	$524	$557	$367	$1	$1,449
Los Angeles Airport	$11,517	$198	$1,212	$919	$—	$2,329
Oak Brook Hills	$7,192	$1,618	$921	$—	$125	$2,663
Orlando	$3,977	$(984)	$1,004	$756	$—	$776
Salt Lake City Marriott	$5,670	$300	$627	$484	$—	$1,411
Sonoma Renaissance	$5,047	$962	$621	$—	$—	$1,583
Torrance Marriott	$5,149	$798	$524	$—	$—	$1,322
Vail Marriott (3)	$5,147	$540	$563	$—	$—	$1,104
Renaissance Worthington	$7,500	$294	$563	$731	$—	$1,588

(1)	In some cases, DiamondRock was not the owner of the hotel during all or part of the respective quarter. Data provided is based on the best currently available data.

(2)

The non-cash adjustments include expenses incurred by the hotels due to the straight lining of the rent from our ground lease obligations, the non-cash amortization of our favorable lease asset, and the non-cash amortization of the unfavorable contract liabilities recorded in conjunction with the acquisitions of the Bethesda Marriott Suites and the Chicago Marriott Downtown.

(3)	The hotel reports results on a monthly basis. The figures presented are based on the Company’s reporting calendar for the third quarter and include the months of June, July and August.

Hotel Adjusted EBITDA Reconciliation (1) (2)

			3rd Quarter 2005

	Total Revenues	Net Income/ (Loss)	Plus:	Plus:	Plus:	Equals:
			Depreciation	Interest Expense	Non-Cash Adjustments (2)	Hotel Adjusted EBITDA

Atlanta Alpharetta	$2,911	$453	$330	$—	$—	$783
Westin Atlanta North (3)	$4,156	$944	$—	$—	$—	$944
Bethesda Marriott Suites	$3,761	$(1,344)	$504	$375	$1,480	$1,016
Buckhead SpringHill Suites	$476	$(91)	$247	$—	$—	$155
Chicago Marriott	$20,611	$5,366	$—	$—	$—	$5,366
Courtyard Fifth Avenue	$1,639	$(897)	$502	$285	$72	$(38)
Courtyard Midtown East	$5,038	$833	$384	$541	$—	$1,757
Frenchman’s Reef (3)	$9,933	$13	$906	$680	$—	$1,599
Griffin Gate Marriott	$5,758	$509	$485	$370	$1	$1,365
Los Angeles Airport	$11,210	$908	$950	$969	$—	$2,827
Oak Brook Hills (4)	$5,731	$592	$695	$—	$138	$1,426
Orlando (4)	$4,471	$(633)	$555	$774	$—	$696
Salt Lake City Marriott	$5,404	$548	$563	$492	$—	$1,603
Sonoma Renaissance	$4,600	$794	$405	$—	$—	$1,199
Torrance Marriott	$4,975	$207	$1,081	$—	$—	$1,288
Vail Marriott (3)	$4,229	$(49)	$495	$—	$—	$446
Renaissance Worthington	$6,841	$(126)	$412	$669	$—	$955

(1)	In some cases, DiamondRock was not the owner of the hotel during all or part of the respective quarter. Data provided is based on the best currently available data.

(2)

The non-cash adjustments include expenses incurred by the hotels due to the straight lining of the rent from our ground lease obligations, the non-cash amortization of our favorable lease asset, and the non-cash amortization of the unfavorable contract liabilities recorded in conjunction with the acquisitions of the Bethesda Marriott Suites and the Chicago Marriott Downtown.

(3)	The hotel reports results on a monthly basis. The figures presented are based on the Company’s reporting calendar for the third quarter and include the months of June, July and August.

(4)	During 2005, the property was operated on a monthly financial reporting basis. Therefore, the figures presented for 2005 reflect a calendar quarter of July 1, 2005 - September 30, 2005.

SOURCE  DiamondRock Hospitality Company
           -0-                             10/22/2006
           /CONTACT:  Mark W. Brugger, +1-240-744-1150, DiamondRock Hospitality Company/
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           /Web site:  http://www.drhc.com /
           (DRH)